UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report
(Date of earliest
event reported):	December 17, 2013

              Hudson Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-50129	59-3547281
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

560 Lexington Avenue, New York, New York  10022

(Address of principal executive offices, including zip code)

          (212) 351-7300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 19, 2013, certain Australian and New Zealand subsidiaries of Hudson Global, Inc. (the “Obligors”) entered into a Deed of Variation (the “Amendment”) to amend certain terms and conditions of the Facility Agreement, dated November 22, 2011 and amended June 20, 2013 (the “Facility Agreement”), among the Obligors, Westpac Banking Corporation and Westpac New Zealand Limited (collectively, “Westpac”). The Facility Agreement provides three tranches: (a) an invoice discounting facility (“Tranche A”) for the Australian subsidiary, which is based on an agreed percentage of eligible accounts receivable; (b) an overdraft facility (“Tranche B”) for the New Zealand subsidiary; and (c) a financial guarantee facility (“Tranche C”) for the Australian subsidiary. Pursuant to the Amendment, the borrowing limit under Tranche A is reduced from AUD20 million to AUD15 million and the line fee applicable to Tranche A is increased from 0.65% per annum to 0.90% per annum of the size of Westpac’s commitment under Tranche A.

Pursuant to the Amendment, effective October 1, 2013, (a) the margin used to calculate the interest rate for, and certain fees related to, borrowings under Tranche A is increased from 0.75% per annum to 0.90% per annum, and (b) the margin used to calculate the interest rate for, and certain fees related to, borrowings under Tranche C is increased from 1.10% per annum to 1.80% per annum. Also pursuant to the Amendment, the Obligors’ required minimum Tangible Net Worth (as defined in the Facility Agreement) for the quarter ending on December 31, 2013 is reduced to not less than the higher of 80% (reduced from 85% applicable to all other testing dates) of the Tangible Net Worth as of the last day of the previous calendar year and AUD17.5 million. In addition, the Amendment provides that the Obligors’ required minimum Fixed Charge Coverage Ratio (as defined in the Facility Agreement) is reduced from 1.50 times for the trailing twelve-month period at the end of each quarter to 1.00 times at the December 31, 2013 and March 31, 2014 testing dates and 1.10 times at the June 30, 2014 testing date, but remains 1.50 times for all other testing dates.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed herewith as Exhibit 4.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

In January 2012, the Chief Executive Officer of Hudson Global, Inc. (the “Company”) approved a $1,000,000 plan of reorganization (the “2012 Plan”) to streamline the Company’s support operations in each of the Company’s regional businesses to match the aggregated operating segments and to improve support services to the Company’s regional and global professional business practices. The Board of Directors (the “Board”) of the Company approved an increase of up to $9,000,000 and $4,000,000 in April 2012 and February 2013, respectively, for additional actions under the 2012 Plan. On December 17, 2013, the Board approved a further increase of up to $3,600,000 for additional actions under the 2012 Plan, consisting primarily of actions to reduce support functions and other operating costs. The Company expects to substantially complete these actions in the first quarter of 2014.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

(4.1)	Deed of Variation, dated December 19, 2013, among Hudson Global Resources (Aust) Pty Limited, Hudson Global Resources (NZ) Limited, Hudson Highland (APAC) Pty Limited, Westpac Banking Corporation and Westpac New Zealand Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON GLOBAL, INC.

Date: December 23, 2013	By:	/s/ Latham Williams
Latham Williams
Senior Vice President, Legal Affairs
and Administration, Corporate Secretary

HUDSON GLOBAL, INC.

Exhibit Index to Current Report on Form 8-K

Exhibit
Number

(4.1)	Deed of Variation, dated December 19, 2013, among Hudson Global Resources (Aust) Pty Limited, Hudson Global Resources (NZ) Limited, Hudson Highland (APAC) Pty Limited, Westpac Banking Corporation and Westpac New Zealand Limited.

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